Exhibit 99.4

Letter of consent to act AS director

To:	GUARDFORCE AI CO., LIMITED
Incorporated in the Cayman Islands (the “Company”)

Attention:	The Board of Directors

Date:	July 19, 2021

I hereby accept and agree to my appointment as a director of the Company subject to and beginning on the date that the Company’s registration statement on Form F-1 is declared effective by the SEC.

I designate the following telephone and facsimile numbers and e-mail address for service of notice of all directors’ meetings. Notice by telephone or facsimile to either of the said numbers or electronic mail to the stated e-mail address will constitute good and sufficient notice to myself and I agree to advise you of any change in these particulars:

Tel:	+1 (303) 898-3576
Fax:	N/A
E-mail	pangburndon@gmail.com

I hereby authorize you to enter my name and address in the Register of Directors and Officers of the Company as follows:

Name:	Donald D. Pangburn
Address:	2555 Van Gordon St
Lakewood, CO 80215
USA

Yours faithfully,

/s/ Donald D. Pangburn
Name: Donald D. Pangburn